Exhibit 4.3

PROSOMNUS, INC.

2023 EMPLOYEE STOCK PURCHASE PLAN

1. Purpose. The purpose of the Plan is to provide employees of the Company and its Designated Companies with an opportunity to purchase Common Stock through accumulated Contributions. The Company intends for the Plan to have two components: a component that is intended to qualify as an “employee stock purchase Plan” under Section 423 of the Code (the “423 Component”) and a component that is not intended to qualify as an “employee stock purchase plan” under Section 423 of the Code (the “Non-423 Component”). The provisions of the 423 Component, accordingly, will be construed so as to extend and limit Plan participation in a uniform and nondiscriminatory basis consistent with the requirements of Section 423 of the Code. An option to purchase shares of Common Stock under the Non-423 Component will be granted pursuant to rules, procedures, or sub-plans adopted by the Administrator designed to achieve tax, securities laws, or other objectives for Eligible Employees and the Company. Except as otherwise provided herein or by the Administrator, the Non-423 Component will operate and be administered in the same manner as the 423 Component.

2. Definitions.

(a) “Administrator” means the Board or any Committee designated by the Board to administer the Plan pursuant to Section 14.

(b) “Affiliate” means any entity, other than a Subsidiary, in which the Company has an equity or other ownership interest.

(c) “Applicable Laws” means the legal and regulatory requirements relating to the administration of equity-based awards, including but not limited to the related issuance of shares of Common Stock, including but not limited to, under U.S. federal and state corporate laws, U.S. federal and state securities laws, the Code, any stock exchange or quotation system on which the Common Stock is listed or quoted and the applicable laws of any non-U.S. country or jurisdiction where options are, or will be, granted under the Plan.

(d) “Board” means the Board of Directors of the Company.

(e) “Change in Control” means the occurrence of any of the following events:

(i) A change in the ownership of the Company which occurs on the date that any one person, or more than one person acting as a group (“Person”), acquires ownership of the stock of the Company that, together with the stock held by such Person, constitutes more than fifty percent (50%) of the total voting power of the stock of the Company; provided, however, that for purposes of this subsection, (A) the acquisition of additional stock by any one Person, who is considered to own more than fifty percent (50%) of the total voting power of the stock of the Company will not be considered a Change in Control and (B) if the stockholders of the Company immediately before such change in ownership continue to retain immediately after the change in ownership, in substantially the same proportions as their ownership of shares of the Company’s voting stock immediately prior to the change in ownership, the direct or indirect beneficial ownership of fifty percent (50%) or more of the total voting power of the stock of the Company or of the ultimate parent entity of the Company, such event will not be considered a Change in Control under this subsection (i). For this purpose, indirect beneficial ownership will include, without limitation, an interest resulting from ownership of the voting securities of one or more corporations or other business entities which own the Company, as the case may be, either directly or through one or more subsidiary corporations or other business entities; or

(ii) A change in the effective control of the Company which occurs on the date that a majority of members of the Board is replaced during any twelve (12) month period by Directors whose appointment or election is not endorsed by a majority of the members of the Board prior to the date of the appointment or election. For purposes of this subsection (ii), if any Person is considered to be in effective control of the Company, the acquisition of additional control of the Company by the same Person will not be considered a Change in Control; or

(iii) A change in the ownership of a substantial portion of the Company’s assets which occurs on the date that any Person acquires (or has acquired during the twelve (12)-month period ending on the date of the most recent acquisition by such Person) assets from the Company that have a total gross fair market value equal to or more than fifty percent (50%) of the total gross fair market value of all of the assets of the Company immediately prior to such acquisition or acquisitions; provided, however, that for purposes of this subsection (iii), the following will not constitute a change in the ownership of a substantial portion of the Company’s assets: (A) a transfer to an entity that is controlled by the Company’s stockholders immediately after the transfer, or (B) a transfer of assets by the Company to: (1) a stockholder of the Company (immediately before the asset transfer) in exchange for or with respect to the Company’s stock, (2) an entity, fifty percent (50%) or more of the total value or voting power of which is owned, directly or indirectly, by the Company, (3) a Person, that owns, directly or indirectly, fifty percent (50%) or more of the total value or voting power of all the outstanding stock of the Company, or (4) an entity, at least fifty percent (50%) of the total value or voting power of which is owned, directly or indirectly, by a Person described in this subsection (iii)(B)(3). For purposes of this subsection (iii), gross fair market value means the value of the assets of the Company, or the value of the assets being disposed of, determined without regard to any liabilities associated with such assets.

For purposes of this definition, persons will be considered to be acting as a group if they are owners of a corporation that enters into a merger, consolidation, purchase, or acquisition of stock, or similar business transaction with the Company.

Notwithstanding the foregoing, a transaction will not be deemed a Change in Control unless the transaction qualifies as a change in control event within the meaning of Section 409A.

Further and for the avoidance of doubt, a transaction will not constitute a Change in Control if: (i) its sole purpose is to change the jurisdiction of the Company’s incorporation, or (ii) its sole purpose is to create a holding company that will be owned in substantially the same proportions by the persons who held the Company’s securities immediately before such transaction.

(f) “Code” means the U.S. Internal Revenue Code of 1986, as amended. Reference to a specific section of the Code or U.S. Treasury Regulation thereunder will include such section or regulation, any valid regulation or other official applicable guidance promulgated under such section, and any comparable provision of any future legislation or regulation amending, supplementing or superseding such section or regulation.

(g) “Committee” means a committee of the Board appointed in accordance with Section 14 hereof.

(h) “Common Stock” means the common stock of the Company.

(i) “Company” means ProSomnus, Inc., a corporation incorporated under the Laws of the State of Delaware, or any successor thereto.

(j) “Compensation” includes an Eligible Employee’s base straight time gross earnings, prior to salary reductions (such as pursuant to Sections 125,132(f) or 401(k) of the Code), but excluding payments for commissions, incentive compensation, bonuses, payments for overtime and shift premium, equity compensation income, allowances and reimbursements for expenses such as relocation allowances or travel expenses and other similar compensation. The Administrator, in its discretion, may, on a uniform and nondiscriminatory basis, establish a different definition of Compensation for a subsequent Offering Period. Further, the Administrator shall have discretion to determine the application of this definition to Participants outside the United States.

(k) “Contributions” means the payroll deductions and other additional payments that the Company may permit to be made by a Participant to fund the exercise of options granted pursuant to the Plan.

(l) “Designated Company” means any Subsidiary or Affiliate that has been designated by the Administrator from time to time in its sole discretion as eligible to participate in the Plan. For purposes of the 423 Component, only the Company and its Subsidiaries may be Designated Companies, provided, however that at any given time, a Subsidiary that is a Designated Company under the 423 Component will not be a Designated Company under the Non-423 Component.

(m) “Director” means a member of the Board.

(n) “Eligible Employee” means any individual who is a common law employee, as classified on the payroll records of the Company and each Designated Company, providing services to the Company or a Designated Company and is customarily employed for more than twenty (20) hours per week and more than five (5) months in any calendar year by the Employer, or any lesser number of hours per week and/or number of months in any calendar year established by the Administrator (if required under Applicable Laws) for purposes of any separate Offering or for Participants in the Non-423 Component. For purposes of the Plan, the employment relationship will be treated as continuing intact while the individual is on sick leave or other leave of absence that the Employer approves or is legally protected under Applicable Laws with respect to the Participant’s participation in the Plan. Where the period of leave exceeds three (3) months and the individual’s right to reemployment is not guaranteed either by statute or by contract, the employment relationship will be deemed to have terminated three (3) months and one (1) day following the commencement of such leave. The Administrator, in its discretion, from time to time may, prior to an Enrollment Date for all options to be granted on such Enrollment Date in an Offering, determine (for each Offering under the 423 Component, on a uniform and nondiscriminatory basis or as otherwise permitted by U.S. Treasury Regulation Section 1.423-2) that the definition of Eligible Employee will or will not include an individual if he or she: (i) has not completed at least one (1) year of service since his or her last hire date (or such lesser period of time as may be determined by the Administrator in its discretion), (ii) customarily works not more than twenty (20) hours per week (or such lesser period of time as may be determined by the Administrator in its discretion), (iii) customarily works not more than five (5) months per calendar year (or such lesser period of time as may be determined by the Administrator in its discretion), (iv) is a highly compensated employee within the meaning of Section 414(q) of the Code, or (v) is a highly compensated employee within the meaning of Section 414(q) of the Code with compensation above a certain level or is an officer or subject to the disclosure requirements of Section 16(a) of the Exchange Act, provided the exclusion is applied with respect to each Offering under the 423 Component in an identical manner to all highly compensated individuals of the Employer whose employees are participating in that Offering. Each exclusion will be applied with respect to an Offering under the 423 Component in a manner complying with U.S. Treasury Regulation Section 1.423-2(e)(2)(ii). Such exclusions may be applied with respect to an Offering under the Non-423 Component without regard to the limitations of U.S. Treasury Regulation Section 1.423-2.

(o) “Employer” means the employer of the applicable Eligible Employee(s).

(p) “Enrollment Date” means the first Trading Day of each Offering Period.

(q) “Exchange Act” means the U.S. Securities Exchange Act of 1934, as amended, including the rules and regulations promulgated thereunder

(r) “Exercise Date” means the first Trading Day on or after March 1 and September 1 of each Purchase Period or as may be determined by the Administrator, in its discretion from time to time prior to an Enrollment Date for all options granted on such Enrollment Date. Notwithstanding the foregoing, the first Exercise Date under the Plan will be September 1, 2023. In the event that an Offering Period is terminated prior to its expiration pursuant to Section 19, the Administrator, in its sole discretion, may determine that such Offering Period will terminate without options being exercised on the Exercise Date that otherwise would have occurred on the last Trading Day of such Purchase Period.

(s) “Fair Market Value” means, as of any date and unless the Administrator determines otherwise, the value of a share of Common Stock determined as follows:

(i) The closing sales price for Common Stock as quoted on any established stock exchange or national market system (including without limitation the New York Stock Exchange, Nasdaq Global Select Market, the Nasdaq Global Market or the Nasdaq Capital Market of The Nasdaq Stock Market) on which the Common Stock is listed on the date of determination (or the closing bid, if no sales were reported), as reported in The Wall Street Journal or such other source as the Administrator deems reliable. If the determination date for the Fair Market Value occurs on a non-trading day (i.e., a weekend or holiday), the Fair Market Value will be such price on the immediately preceding trading day, unless otherwise determined by the Administrator. In the absence of an established market for the Common Stock, the Fair Market Value thereof will be determined in good faith by the Administrator; or

(ii) In the absence of an established market for the Common Stock, the Fair Market Value thereof will be determined in good faith by the Administrator. The determination of fair market value for purposes of tax withholding may be made in the Administrator’s discretion subject to Applicable Laws and is not required to be consistent with the determination of Fair Market Value for other purposes.

(t) “Fiscal Year” means the fiscal year of the Company.

(u) “New Exercise Date” means a new Exercise Date if the Administrator shortens any Offering Period then in progress.

(v) “Offering” means an offer under the Plan of an option that may be exercised during an Offering Period as further described in Section 4. For purposes of the Plan, the Administrator may designate separate Offerings under the Plan (the terms of which need not be identical) in which Eligible Employees of one or more Employers will participate, even if the dates of the applicable Offering Periods of each such Offering are identical and the provisions of the Plan will separately apply to each Offering. To the extent permitted by U.S. Treasury Regulation Section 1.423-2(a)(1), the terms of each Offering need not be identical provided that the terms of the Plan and an Offering together satisfy U.S. Treasury Regulation Section 1.423-2(a)(2) and (a)(3).

(w) “Offering Periods” means the periods of approximately twenty-four (24) months during which an option granted pursuant to the Plan may be exercised, (i) commencing on the first Trading Day on or after March 1 and September 1 of each year and terminating on the first Trading Day on or after March 1 and September 1, approximately twenty-four (24) months later; provided, however, that the first Offering Period under the Plan will commence June 15, 2023 and will end on the earlier of (i) the first Trading Day on or after September 1, 2025, or (ii) twenty-seven (27) months from the beginning of the first Offering Period, and provided, further, that the second Offering Period under the Plan will commence on the first Trading Day on or after September 1, 2023. The duration and timing of Offering Periods may be changed pursuant to Sections 4 and 19.

(x) “Parent” means a “parent corporation,” whether now or hereafter existing, as defined in Section 424(e) of the Code.

(y) “Participant” means an Eligible Employee who participates in the Plan.

(z) “Plan” means this ProSomnus, Inc. 2023 Employee Stock Purchase Plan.

(aa) “Purchase Period” means the approximately six (6) month period commencing after one Exercise Date and ending with the next Exercise Date, except that the first Purchase Period of any Offering Period will commence on the Enrollment Date and end with the next Exercise Date.

(bb) “Purchase Price” means an amount equal to eighty-five percent (85%) of the Fair Market Value of a share of Common Stock on the Enrollment Date or on the Exercise Date, whichever is lower; provided however, that the Purchase Price may be determined for subsequent Offering Periods by the Administrator subject to compliance with Section 423 of the Code (or any successor rule or provision or any other Applicable Law, regulation or stock exchange rule) or pursuant to Section 19.

(cc) “Registration Date” means the effective date of the first registration statement that is filed by the Company and declared effective pursuant to Section 12(b) of the Exchange Act, with respect to any class of the Company’s securities (the “Registration Statement”).

(dd) “Section 409A” means Section 409A of the Code and the regulations and guidance thereunder, and formal, effective guidance of either general applicability or direct applicability thereunder, and any applicable state law equivalent, as each may be promulgated, amended or modified from time to time.

(ee) “Subsidiary” means a “subsidiary corporation,” whether now or hereafter existing, as defined in Section 424(f) of the Code.

(ff) “Trading Day” means a day that the primary stock exchange (or national market system, or other trading platform, as applicable) upon which the Common Stock is listed is open for trading.

(gg) “U.S. Treasury Regulations” means the Treasury Regulations of the Code. Reference to a specific Treasury Regulation or Section of the Code shall include such Treasury Regulation or Section, any valid regulation promulgated under such Section, and any comparable provision of any future legislation or regulation amending, supplementing or superseding such Section or regulation.

3. Eligibility.

(a) First Offering Period. Any individual who is an Eligible Employee immediately prior to the first Offering Period automatically will be enrolled in the first Offering Period, subject to the requirements of Section 5.

(b) Subsequent Offering Periods. Any Eligible Employee on a given Enrollment Date subsequent to the first Offering Period will be eligible to participate in the Plan, subject to the requirements of Section 5.

(c) Non-U.S. Employees. Eligible Employees who are citizens or residents of a non-U.S. jurisdiction (without regard to whether they also are citizens or residents of the United States or resident aliens (within the meaning of Section 7701(b)(1)(A) of the Code)) may be excluded from participation in the Plan or an Offering if the participation of such Eligible Employees is prohibited under the laws of the applicable jurisdiction or if complying with the laws of the applicable jurisdiction would cause the Plan or an Offering to violate Section 423 of the Code. In the case of the Non-423 Component, an Eligible Employee may be excluded from participation in the Plan or an Offering if the Administrator has determined that participation of such Eligible Employee is not advisable or practicable.

(d) Limitations. Any provisions of the Plan to the contrary notwithstanding, no Eligible Employee will be granted an option under the Plan (i) to the extent that, immediately after the grant, such Eligible Employee (or any other person whose stock would be attributed to such Eligible Employee pursuant to Section 424(d) of the Code) would own capital stock of the Company or any Parent or Subsidiary of the Company and/or hold outstanding options to purchase such stock possessing five percent (5%) or more of the total combined voting power or value of all classes of the capital stock of the Company or of any Parent or Subsidiary of the Company, or (ii) to the extent that his or her rights to purchase stock under all employee stock purchase plans (as defined in Section 423 of the Code) of the Company or any Parent or Subsidiary of the Company accrues at a rate, which exceeds twenty-five thousand dollars ($25,000) worth of stock (determined at the Fair Market Value of the stock at the time such option is granted) for each calendar year in which such option is outstanding at any time, as determined in accordance with Section 423 of the Code and the regulations thereunder.

4. Offering Periods. Offering Periods will be twenty-four (24) month periods. The Administrator will have the power to change the duration of Offering Periods (including the commencement dates thereof) with respect to future Offerings without stockholder approval if such change is announced prior to the scheduled beginning of the first Offering Period to be affected thereafter; provided, however, that no Offering Period may last more than twenty-seven (27) months.

5. Participation.

(a) First Offering Period. An Eligible Employee will be entitled to continue to participate in the first Offering Period pursuant to Section 3(a) only if such individual submits a subscription agreement authorizing Contributions in a form determined by the Administrator (which may be similar to the form attached hereto as Exhibit A) to the Company’s designated plan administrator (i) no earlier than the effective date of the Form S-8 registration statement with respect to the issuance of Common Stock under this Plan and (ii) with respect to the first Offering Period, no later than ten (10) business days following the effective date of such Form S-8 registration statement or such other date as the Administrator may determine (the “Enrollment Window”). An Eligible Employee’s failure to submit the subscription agreement during the Enrollment Window will result in the automatic termination of such individual’s participation in the first Offering Period

(b) Subsequent Offering Periods. An Eligible Employee may participate in the Plan pursuant to Section 3(b) by (i) submitting to the Company’s stock administration office (or its designee) a properly completed subscription agreement authorizing Contributions in the form provided by the Administrator for such purpose, or (ii) following an electronic or other enrollment procedure determined by the Administrator, in either case, on or before a date determined by the Administrator prior to an applicable Enrollment Date.

6. Contributions.

(a) At the time a Participant enrolls in the Plan pursuant to Section 5, he or she will elect to have Contributions (in the form of payroll deductions or otherwise, to the extent permitted by the Administrator) made on each pay day during the Offering Period in an amount not exceeding twenty percent (20%) of the Compensation, which he or she receives on each pay day during the Offering Period; provided, however, that should a pay day occur on an Exercise Date, a Participant will have any Contributions made on such day applied to his or her account under the then-current Purchase Period or Offering Period with respect to which that Exercise Date relates. The Administrator, in its sole discretion, may permit all Participants in a specified Offering to contribute amounts to the Plan through payment by cash, check or other means set forth in the subscription agreement prior to each Exercise Date of each Purchase Period. A Participant’s subscription agreement will remain in effect for successive Offering Periods unless terminated as provided in Section 10 hereof.

(b) In the event Contributions are made in the form of payroll deductions, such payroll deductions for a Participant will commence on the first pay day following the Enrollment Date and will end on the last pay day on or prior to the last Exercise Date of such Offering Period to which such authorization is applicable, unless sooner terminated by the Participant as provided in Section 10 hereof; provided, however, that for the first Offering Period, payroll deductions will commence on the first pay day on or following the end of the Enrollment Window.

(c) All Contributions made for a Participant will be credited to his or her account under the Plan and Contributions will be made in whole percentages of his or her Compensation only. A Participant may not make any additional payments into such account.

(d) A Participant may discontinue his or her participation in the Plan as provided under Section 10. Until and unless determined otherwise by the Administrator, in its sole discretion, during any Offering Period, a Participant may not increase the rate of his or her Contributions and may only decrease the rate of his or her Contributions (including to zero percent (0%)) one (1) time. A Participant may make a Contribution rate adjustment pursuant to this subsection (d) by (i) properly completing and submitting to the Company’s stock administration office (or its designee), a new subscription agreement authorizing the change in Contribution rate in the form provided by the Administrator for such purpose, or (ii) following an electronic or other procedure prescribed by the Administrator, in either case, on or before a date determined by the Administrator prior to (x) the scheduled beginning of the first Offering Period to be affected or (y) an applicable Exercise Date, as applicable. If a Participant has not followed such procedures to change the rate of Contributions, the rate of his or her Contributions will continue at the originally elected rate throughout the Offering Period and future Offering Periods and Purchase Periods (unless the Participant’s participation is terminated as provided in Sections 10 or 11). The Administrator may, in its sole discretion, limit or amend the nature and/or number of Contribution rate changes (including to permit, prohibit and/or limit increases and/or decreases to rate changes) that may be made by Participants during any Offering Period or Purchase Period, and may establish such other conditions or limitations as it deems appropriate for Plan administration. Any change in the rate of Contributions made pursuant to this Section 6(d) will be effective as of the first full payroll period following five (5) business days after the date on which the change is made by the Participant (unless the Administrator, in its sole discretion, elects to process a given change in payroll deduction rate more quickly).

(e) Notwithstanding the foregoing, to the extent necessary to comply with Section 423(b)(8) of the Code and Section 3(d), a Participant’s Contributions may be decreased to zero percent (0%) by the Administrator at any time during a Purchase Period. Subject to Section 423(b)(8) of the Code and Section 3(d) hereof, Contributions will recommence at the rate originally elected by the Participant effective as of the beginning of the first Purchase Period scheduled to end in the following calendar year, unless terminated by the Participant as provided in Section 10.

(f) Notwithstanding any provisions to the contrary in the Plan, the Administrator may allow Participants to participate in the Plan via cash contributions instead of payroll deductions if (i) payroll deductions are not permitted or advisable under Applicable Laws, (ii) the Administrator determines that cash contributions are permissible under Section 423 of the Code; or (iii) the Participants are participating in the Non-423 Component.

(g) At the time the option is exercised, in whole or in part, or at the time some or all of the Common Stock issued under the Plan is disposed of (or any other time that a taxable event related to the Plan occurs), the Participant must make adequate provision for the Company’s or Employer’s federal, state, local or any other tax liability payable to any authority including taxes imposed by jurisdictions outside of the U.S., national insurance, social security or other tax withholding or payment on account obligations, if any, which arise upon the exercise of the option or the disposition of the Common Stock (or any other time that a taxable event related to the Plan occurs). At any time, the Company or the Employer may, but will not be obligated to, withhold from the Participant’s compensation the amount necessary for the Company or the Employer to meet applicable withholding obligations, including any withholding required to make available to the Company or the Employer any tax deductions or benefits attributable to sale or early disposition of Common Stock by the Eligible Employee. In addition, the Company or the Employer may, but will not be obligated to, withhold from the proceeds of the sale of Common Stock or any other method of withholding the Company or the Employer deems appropriate to the extent permitted by U.S. Treasury Regulation Section 1.423-2(f).

7. Grant of Option. On the Enrollment Date of each Offering Period, each Eligible Employee participating in such Offering Period will be granted an option to purchase on each Exercise Date during such Offering Period (at the applicable Purchase Price) up to a number of shares of Common Stock determined by dividing such Eligible Employee’s Contributions accumulated prior to such Exercise Date and retained in the Eligible Employee’s account as of the Exercise Date by the applicable Purchase Price; provided that in no event will an Eligible Employee be permitted to purchase during each Offering Period more than 45,000 shares of Common Stock (subject to any adjustment pursuant to Section 18) and provided further that such purchase will be subject to the limitations set forth in Sections 3(d) and 13 and in the subscription agreement. The Eligible Employee may accept the grant of such option (i) with respect to the first Offering Period by submitting a properly completed subscription agreement in accordance with the requirements of Section 5 on or before the last day of the Enrollment Window, and (ii) with respect to any subsequent Offering Period under the Plan, by electing to participate in the Plan in accordance with the requirements of Section 5. The Administrator may, for future Offering Periods, increase or decrease, in its absolute discretion, the maximum number of shares of Common Stock that an Eligible Employee may purchase during each Purchase Period and/or Offering Period, as applicable. Exercise of the option will occur as provided in Section 8, unless the Participant has withdrawn pursuant to Section 10 (or Participant’s participation is terminated as provided in Section 11). The option will expire on the last day of the Offering Period.

8. Exercise of Option.

(a) Unless a Participant withdraws from the Plan as provided in Section 10 (or Participant’s participation is terminated as provided in Section 11), his or her option for the purchase of shares of Common Stock will be exercised automatically on each Exercise Date, and the maximum number of full shares of Common Stock subject to the option will be purchased for such Participant at the applicable Purchase Price with the accumulated Contributions from his or her account. No fractional shares of Common Stock will be purchased; any Contributions accumulated in a Participant’s account, which are not sufficient to purchase a full share will be retained in the Participant’s account for the subsequent Purchase Period or Offering Period, as applicable, subject to earlier withdrawal by the Participant as provided in Section 10 (or the earlier termination of Participant’s participation as provided in Section 11). Any other funds left over in a Participant’s account after the Exercise Date will be returned to the Participant. During a Participant’s lifetime, a Participant’s option to purchase shares of Common Stock hereunder is exercisable only by him or her.

(b) If the Administrator determines that, on a given Exercise Date, the number of shares of Common Stock with respect to which options are to be exercised may exceed (i) the number of shares of Common Stock that were available for sale under the Plan on the Enrollment Date of the applicable Offering Period, or (ii) the number of shares of Common Stock available for sale under the Plan on such Exercise Date, the Administrator may in its sole discretion (x) provide that the Company will make a pro rata allocation of the shares of Common Stock available for purchase on such Enrollment Date or Exercise Date, as applicable, in as uniform a manner as will be practicable and as it will determine in its sole discretion to be equitable among all Participants exercising options to purchase Common Stock on such Exercise Date, and continue all Offering Periods then in effect or (y) provide that the Company will make a pro rata allocation of the shares of Common Stock available for purchase on such Enrollment Date or Exercise Date, as applicable, in as uniform a manner as will be practicable and as it will determine in its sole discretion to be equitable among all participants exercising options to purchase Common Stock on such Exercise Date, and terminate any or all Offering Periods then in effect pursuant to Section 19. The Company may make a pro rata allocation of the shares of Common Stock available on the Enrollment Date of any applicable Offering Period pursuant to the preceding sentence, notwithstanding any authorization of additional shares of Common Stock for issuance under the Plan by the Company’s stockholders subsequent to such Enrollment Date.

9. Delivery. As soon as reasonably practicable after each Exercise Date on which a purchase of shares of Common Stock occurs, the Company will arrange the delivery to each Participant of the shares purchased upon exercise of his or her option in a form determined by the Administrator (in its sole discretion) and pursuant to rules established by the Administrator. The Company may permit or require that shares be deposited directly with a broker designated by the Company or with a trustee or designated agent of the Company, and the Company may utilize electronic or automated methods of share transfer. The Company may require that shares be retained with such broker, trustee or agent for a designated period of time and/or may establish other procedures to permit tracking of disqualifying dispositions or other dispositions of such shares. No Participant will have any voting, dividend, or other stockholder rights with respect to shares of Common Stock subject to any option granted under the Plan until such shares have been purchased and delivered to the Participant as provided in this Section 9.

10. Withdrawal.

(a) A Participant may withdraw all but not less than all the Contributions credited to his or her account and not yet used to exercise his or her option under the Plan at any time by (i) submitting to the Company’s stock administration office (or its designee) a written notice of withdrawal in the form determined by the Administrator for such purpose (which may be similar to the form attached hereto as Exhibit B), or (ii) following an electronic or other withdrawal procedure determined by the Administrator. The Administrator may set forth a deadline of when a withdrawal must occur to be effective prior to a given Exercise Date in accordance with policies it may approve from time to time. All of the Participant’s Contributions credited to his or her account will be paid to such Participant as soon as administratively practicable after receipt of notice of withdrawal and such Participant’s option for the Offering Period will be automatically terminated, and no further Contributions for the purchase of shares will be made for such Offering Period. If a Participant withdraws from an Offering Period, Contributions will not resume at the beginning of the succeeding Offering Period, unless the Participant re-enrolls in the Plan in accordance with the provisions of Section 5.

(b) A Participant’s withdrawal from an Offering Period will not have any effect upon his or her eligibility to participate in any similar plan that may hereafter be adopted by the Company or in succeeding Offering Periods that commence after the termination of the Offering Period from which the Participant withdraws.

11. Termination of Employment. Upon a Participant’s ceasing to be an Eligible Employee, for any reason, he or she will be deemed automatically and without further action on their part to have elected to withdraw from the Plan and the Contributions credited to such Participant’s account during the Offering Period but not yet used to purchase shares of Common Stock under the Plan will be returned to such Participant, or, in the case of his or her death, to the person or persons entitled thereto, and such Participant’s option will be automatically terminated. Unless otherwise provided by the Administrator, a Participant whose employment transfers between entities through a termination with an immediate rehire (with no break in service) by the Company or a Designated Company will not be treated as terminated under the Plan. The Administrator may establish rules to govern transfers of employment among the Company and any Designated Company, consistent with any applicable requirements of Section 423 of the Code and the terms of the Plan. In addition, the Administrator may establish rules to govern transfers of employment among the Company and any Designated Company where such companies are participating in separate Offerings under the Plan. However, if a Participant transfers from an Offering under the 423 Component to the Non-423 Component, the exercise of the option will be qualified under the 423 Component only to the extent it complies with Section 423 of the Code, unless otherwise provided by the Administrator.

12. Interest. No interest will accrue on the Contributions of a participant in the Plan, except as may be required by Applicable Law, as determined by the Company, and if so required by the laws of a particular jurisdiction, will apply to all Participants in the relevant Offering under the 423 Component, except to the extent otherwise permitted by U.S. Treasury Regulation Section 1.423-2(f).

13. Stock.

(a) Subject to adjustment upon changes in capitalization of the Company as provided in Section 18 hereof, the maximum number of shares of Common Stock that will be made available for sale under the Plan will be 500,000 shares of Common Stock. The number of shares of Common Stock available for issuance under the Plan will be automatically increased on the first day of each Fiscal Year beginning with the 2023 Fiscal Year equal to the least of (i) 500,000 shares of Common Stock, (ii) one percent (1%) of the outstanding shares of Common Stock on the last day of the immediately preceding Fiscal Year, or (iii) an amount determined by the Administrator no later than the last day of the immediately preceding Fiscal Year. The shares of Common Stock may be authorized, but unissued, or reacquired Common Stock.

(b) Until the shares of Common Stock are issued (as evidenced by the appropriate entry on the books of the Company or of a duly authorized transfer agent of the Company), a Participant will have only the rights of an unsecured creditor with respect to such shares, and no right to vote or receive dividends or any other rights as a stockholder will exist with respect to such shares.

(c) Shares of Common Stock to be delivered to a Participant under the Plan will be registered in the name of the Participant or, if so required under Applicable Laws, in the name of the Participant and his or her spouse.

14. Administration. The Plan will be administered by the Board or a Committee appointed by the Board, which Committee will be constituted to comply with Applicable Laws. The Administrator will have full and exclusive discretionary authority to construe, interpret and apply the terms of the Plan, to delegate ministerial duties to any of the Company’s employees, to designate separate Offerings under the Plan, to designate Subsidiaries and Affiliates as participating in the 423 Component or Non-423 Component, to determine eligibility, to adjudicate all disputed claims filed under the Plan and to establish such procedures that it deems necessary or advisable for the administration of the Plan (including, without limitation, to adopt such procedures, sub-plans, and appendices to the enrollment agreement as are necessary or appropriate to permit the participation in the Plan by employees who are foreign nationals or employed outside the U.S., the terms of which rules, procedures, sub-plans and appendices may take precedence over other provisions of this Plan, with the exception of Section 13(a) hereof, but unless otherwise superseded by the terms of such rules, procedures, sub-plan or appendix, the provisions of this Plan will govern the operation of such rules, procedure, sub-plan or appendix). Unless otherwise determined by the Administrator, the Eligible Employees eligible to participate in each sub-plan will participate in a separate Offering under the 423 Component, or if the terms would not qualify under the 423 Component, in the Non-423 Component, in either case unless such designation would cause the 423 Component to violate the requirements of Section 423 of the Code. Without limiting the generality of the foregoing, the Administrator is specifically authorized to adopt rules and procedures regarding eligibility to participate, the definition of Compensation, handling of Contributions, making of Contributions to the Plan (including, without limitation, in forms other than payroll deductions), establishment of bank or trust accounts to hold Contributions, payment of interest, conversion of local currency, obligations to pay payroll tax, determination of beneficiary designation requirements, withholding procedures and handling of stock certificates that vary with applicable local requirements. The Administrator also is authorized to determine that, to the extent permitted by U.S. Treasury Regulation Section 1.423-2(f), the terms of an option granted under the Plan or an Offering to citizens or residents of a non-U.S. jurisdiction will be less favorable than the terms of options granted under the Plan or the same Offering to employees resident solely in the U.S. Every finding, decision, and determination made by the Administrator will, to the full extent permitted by law, be final and binding upon all parties.

15. Transferability. Neither Contributions credited to a Participant’s account nor any rights with regard to the exercise of an option or to receive shares of Common Stock under the Plan may be assigned, transferred, pledged or otherwise disposed of in any way (other than by will or the laws of descent and distribution) by the Participant. Any such attempt at assignment, transfer, pledge or other disposition will be without effect, except that the Company may treat such act as an election to withdraw funds from an Offering Period in accordance with Section 10 hereof.

16. Use of Funds. The Company may use all Contributions received or held by it under the Plan for any corporate purpose, and the Company will not be obligated to segregate such Contributions except under Offerings or for Participants in the Non-423 Component for which Applicable Laws require that Contributions to the Plan by Participants be segregated from the Company’s general corporate funds and/or deposited with an independent third party, provided that, if such segregation or deposit with an independent third party is required by Applicable Laws, it will apply to all Participants in the relevant Offering under the 423 Component, except to the extent otherwise permitted by U.S. Treasury Regulation Section 1.423-2(f). Until shares of Common Stock are issued, Participants will only have the rights of an unsecured creditor with respect to such shares.

17. Reports. Individual accounts will be maintained for each Participant in the Plan. Statements of account will be given to participating Eligible Employees at least annually, which statements will set forth the amounts of Contributions, the Purchase Price, the number of shares of Common Stock purchased and the remaining cash balance, if any.

18. Adjustments, Dissolution, Liquidation, Merger or Change in Control.

(a) Adjustments. In the event that any dividend or other distribution (whether in the form of cash, Common Stock, other securities, or other property), recapitalization, stock split, reverse stock split, reorganization, merger, consolidation, split-up, spin-off, combination, reclassification, repurchase, or exchange of Common Stock or other securities of the Company, or other change in the corporate structure of the Company affecting the Common Stock occurs (other than any ordinary dividends or other ordinary distributions), the Administrator, in order to prevent diminution or enlargement of the benefits or potential benefits intended to be made available under the Plan, will, in such manner as it may deem equitable, adjust the number and class of Common Stock that may be delivered under the Plan, the Purchase Price per share, the class and the number of shares of Common Stock covered by each option under the Plan that has not yet been exercised, and the numerical limits of Sections 7 and 13.

(b) Dissolution or Liquidation. In the event of the proposed dissolution or liquidation of the Company, any Offering Period then in progress will be shortened by setting a New Exercise Date, and will terminate immediately prior to the consummation of such proposed dissolution or liquidation, unless provided otherwise by the Administrator. The New Exercise Date will be before the date of the Company’s proposed dissolution or liquidation. The Administrator will notify each Participant in writing or electronically, prior to the New Exercise Date, that the Exercise Date for the Participant’s option has been changed to the New Exercise Date and that the Participant’s option will be exercised automatically on the New Exercise Date, unless prior to such date the Participant has withdrawn from the Offering Period as provided in Section 10 hereof.

(c) Merger or Change in Control. In the event of a merger or Change in Control, each outstanding option will be assumed or an equivalent option substituted by the successor corporation or a Parent or Subsidiary of the successor corporation. In the event that the successor corporation refuses to assume or substitute for the option, the Offering Period with respect to which such option relates will be shortened by setting a New Exercise Date on which such Offering Period shall end. The New Exercise Date will occur before the date of the Company’s proposed merger or Change in Control. The Administrator will notify each Participant in writing or electronically prior to the New Exercise Date, that the Exercise Date for the Participant’s option has been changed to the New Exercise Date and that the Participant’s option will be exercised automatically on the New Exercise Date, unless prior to such date the Participant has withdrawn from the Offering Period as provided in Section 10 hereof.

19. Amendment or Termination.

(a) The Administrator, in its sole discretion, may amend, suspend, or terminate the Plan, or any part thereof, at any time and for any reason. If the Plan is terminated, the Administrator, in its discretion, may elect to terminate all outstanding Offering Periods either immediately or upon completion of the purchase of shares of Common Stock on the next Exercise Date (which may be sooner than originally scheduled, if determined by the Administrator in its discretion), or may elect to permit Offering Periods to expire in accordance with their terms (and subject to any adjustment pursuant to Section 18). If the Offering Periods are terminated prior to expiration, all amounts then credited to Participants’ accounts that have not been used to purchase shares of Common Stock will be returned to the Participants (without interest thereon, except as otherwise required under Applicable Laws, as further set forth in Section 12 hereof) as soon as administratively practicable.

(b) Without stockholder consent and without limiting Section 19(a), the Administrator will be entitled to change the Offering Periods or Purchase Periods, designate separate Offerings, limit the frequency and/or number of changes in the amount withheld during an Offering Period, establish the exchange rate applicable to amounts withheld in a currency other than U.S. dollars, permit Contributions in excess of the amount designated by a Participant in order to adjust for delays or mistakes in the Company’s processing of properly completed Contribution elections, establish reasonable waiting and adjustment periods and/or accounting and crediting procedures to ensure that amounts applied toward the purchase of Common Stock for each Participant properly correspond with Contribution amounts, and establish such other limitations or procedures as the Administrator determines in its sole discretion advisable that are consistent with the Plan.

(c) In the event the Administrator determines that the ongoing operation of the Plan may result in unfavorable financial accounting consequences, the Administrator may, in its discretion and, to the extent necessary or desirable, modify, amend or terminate the Plan to reduce or eliminate such accounting consequence including, but not limited to:

(i) amending the Plan to conform with the safe harbor definition under the Financial Accounting Standards Board Accounting Standards Codification Topic 718 (or any successor thereto), including with respect to an Offering Period underway at the time;

(ii) altering the Purchase Price for any Offering Period or Purchase Period including an Offering Period or Purchase Period underway at the time of the change in Purchase Price;

(iii) shortening any Offering Period or Purchase Period by setting a New Exercise Date, including an Offering Period or Purchase Period underway at the time of the Administrator action;

(iv) reducing the maximum percentage of Compensation a Participant may elect to set aside as Contributions; and

(v) reducing the maximum number of shares of Common Stock a Participant may purchase during any Offering Period or Purchase Period.

Such modifications or amendments will not require stockholder approval or the consent of any Participants.

20. Notices. All notices or other communications by a Participant to the Company under or in connection with the Plan will be deemed to have been duly given when received in the form and manner specified by the Company at the location, or by the person, designated by the Company for the receipt thereof.

21. Conditions Upon Issuance of Shares. Shares of Common Stock will not be issued with respect to an option unless the exercise of such option and the issuance and delivery of such shares pursuant thereto will comply with all applicable provisions of law, domestic or foreign, including, without limitation, the U.S. Securities Act of 1933, as amended, the Exchange Act, the rules and regulations promulgated thereunder, and the requirements of any stock exchange upon which the shares may then be listed, and will be further subject to the approval of counsel for the Company with respect to such compliance.

As a condition to the exercise of an option, the Company may require the person exercising such option to represent and warrant at the time of any such exercise that the shares are being purchased only for investment and without any present intention to sell or distribute such shares if, in the opinion of counsel for the Company, such a representation is required by any of the aforementioned applicable provisions of law.

22. Section 409A. The 423 Component of the Plan is intended to be exempt from the application of Section 409A, and, to the extent not exempt, is intended to comply with Section 409A and the terms of the Plan will be interpreted to cause the Plan to be exempt from, or comply with, Section 409A. In furtherance of the foregoing and notwithstanding any provision in the Plan to the contrary, if the Administrator determines that an option granted under the Plan may be subject to Section 409A or that any provision in the Plan would cause an option under the Plan to be subject to Section 409A, the Administrator may amend the terms of the Plan and/or of an outstanding option granted under the Plan, or take such other action the Administrator determines is necessary or appropriate, in each case, without the Participant’s consent, to exempt any outstanding option or future option that may be granted under the Plan from or to allow any such options to comply with Section 409A, but only to the extent any such amendments or action by the Administrator would not violate Section 409A. Notwithstanding the foregoing, the Company and any of its Parent or Subsidiaries shall have no obligation to reimburse, indemnify, or hold harmless a Participant or any other party if the option to purchase Common Stock under the Plan that is intended to be exempt from or compliant with Section 409A is not so exempt or compliant or for any action taken by the Administrator with respect thereto. The Company makes no representation that the option to purchase Common Stock under the Plan is compliant with Section 409A.

23. Term of Plan. The Plan will become effective upon the later to occur of (a) its adoption by the Board or (b) the business day immediately prior to the Registration Date. It will continue in effect for a term of twenty (20) years, unless sooner terminated under Section 19.

24. Stockholder Approval. The Plan will be subject to approval by the stockholders of the Company within twelve (12) months after the date the Plan is adopted by the Board. Such stockholder approval will be obtained in the manner and to the degree required under Applicable Laws.

25. Governing Law. The Plan will be governed by, and construed in accordance with, the laws of the State of Delaware (except its choice-of-law provisions).

26. No Right to Employment. Participation in the Plan by a Participant will not be construed as giving a Participant the right to be retained as an employee of the Company or a Subsidiary or Affiliate, as applicable. Furthermore, the Company or a Subsidiary or Affiliate may dismiss a Participant from employment at any time, free from any liability or any claim under the Plan.

27. Severability. If any provision of the Plan is or becomes or is deemed to be invalid, illegal, or unenforceable for any reason in any jurisdiction or as to any Participant, such invalidity, illegality or unenforceability will not affect the remaining parts of the Plan, and the Plan will be construed and enforced as to such jurisdiction or Participant as if the invalid, illegal or unenforceable provision had not been included.

28. Compliance with Applicable Laws. The terms of this Plan are intended to comply with all Applicable Laws and will be construed accordingly.

29. Incapacity or Participant or Beneficiary. If any person entitled to receive a distribution under the Plan is physically or mentally incapable of personally receiving and giving a valid receipt for any payment due (unless prior claim therefor will have been made by a duly qualified guardian or other legal representative), then, unless and until claim therefor will have been made by a duly appointed guardian or other legal representative of the person, the Company or applicable Designated Company may provide for the payment or any part thereof to be made to any other person or institution then contributing toward or providing for the care and maintenance of the person. Any such payment will be a payment for the account of such person and a complete discharge of any liability of the Company and Designated Company and the Plan therefor.

EXHIBIT A

PROSOMNUS, INC.

2023 EMPLOYEE STOCK PURCHASE PLAN

GLOBAL FORM OF SUBSCRIPTION AGREEMENT

_____ Original Application	Offering Date: _________________
_____ Change in Payroll Deduction Rate

1. ____________________ hereby elects to participate in the ProSomnus, Inc. 2023 Employee Stock Purchase Plan (the “Plan”) and subscribes to purchase shares of the Company’s Common Stock in accordance with this Global Form of Subscription Agreement (the “Subscription Agreement”) and the Plan. Unless otherwise defined herein, the terms defined in the Plan shall have the same defined meanings in this Subscription Agreement.

2. I understand that the Plan is a voluntary plan and I acknowledge that any payroll deductions I elect to contribute to the Plan are made on an entirely voluntary basis. I understand that, subject to the provisions of the Plan, I may freely withdraw from participation in the Plan and receive a full refund of all voluntary contributions I have made under the Plan that have not been applied towards the purchase of shares of Common Stock. I hereby authorize and consent to payroll deductions from each paycheck in the amount of ____% (from 0 to twenty percent (20%)) of my Compensation on each payday during the Offering Period in accordance with the Plan. (Please note that no fractional percentages are permitted.) I acknowledge that a lesser percentage of my Compensation than indicated by me may be contributed if necessary to comply with applicable laws (in particular applicable laws related to minimum salary requirements). I understand that only my first, one election to decrease the rate of my payroll deductions may be applied with respect to an ongoing Offering Period in accordance with the terms of the Plan, and any subsequent election to decrease the rate of my payroll deductions during the same Offering Period, and any election to increase the rate of my payroll deductions during any Offering Period, will not be applied to the subsequent Offering Period. Finally, I agree to execute a separate participation agreement with the Company or, if different, my employer (the “Employer”) or any other agreement or consent that may be required by the Employer or the Company in connection with this authorization, either now or in the future. I understand I will not be able to participate in the Plan if I fail to execute any such consent or agreement.

3. I understand that said payroll deductions will be accumulated for the purchase of shares of Common Stock at the applicable Purchase Price determined in accordance with the Plan. I understand that if I do not withdraw from an Offering Period, any accumulated payroll deductions will be used to automatically exercise my option and purchase shares of Common Stock under the Plan. I further understand that if I am outside of the U.S., my payroll deductions will be converted to U.S. dollars at an exchange rate selected by the Company on the Exercise Date.

4. I have received a copy of the complete Plan and its accompanying prospectus. I understand that my participation in the Plan is in all respects subject to the terms of the Plan.

5. Shares of Common Stock purchased for me under the Plan should be issued in the name(s) of _____________ (Eligible Employee or Eligible Employee and spouse only).

6. If I am a U.S. taxpayer and participate in the 423 Component, I understand that if I dispose of any shares received by me pursuant to the Plan within two (2) years after the Enrollment Date (the first day of the Offering Period during which I purchased such shares) or one (1) year after the applicable Exercise Date, I will be treated for federal income tax purposes as having received ordinary income at the time of such disposition in an amount equal to the excess of the fair market value of the shares at the time such shares were purchased by me over the price that I paid for the shares. I hereby agree to notify the Company in writing within thirty (30) days after the date of any disposition of my shares and I will make adequate provision for federal, state or other tax withholding obligations, if any, which arise upon the disposition of such shares. The Company may, but will not be obligated to, withhold from my compensation the amount necessary to meet any applicable withholding obligation including any withholding necessary to make available to the Company any tax deductions or benefits attributable to sale or early disposition of Common Stock by me. If I dispose of such shares at any time after the expiration of the two (2)-year and one (1)-year holding periods, I understand that I will be treated for federal income tax purposes as having received income only at the time of such disposition, and that such income will be taxed as ordinary income only to the extent of an amount equal to the lesser of (a) the excess of the fair market value of the shares at the time of such disposition over the purchase price which I paid for the shares, or (b) 15% of the fair market value of the shares on the first day of the Offering Period. The remainder of the gain, if any, recognized on such disposition will be taxed as capital gain.

7.            Data Protection.

(a) Data Collection and Usage. The Company and the Employer collect, process and use certain personal information about me, including, but not limited to, my name, home address, telephone number, email address, date of birth, social insurance number, passport or other identification number, salary, nationality, job title, any shares of Common Stock or directorships held in the Company, details of all options granted under the Plan or any other entitlement to shares of Common Stock awarded, canceled, exercised, vested, unvested or outstanding in my favor (“Data”), for the purposes of implementing, administering and managing my participation in the Plan. The legal basis, where required, for the processing of Data is my consent.

(b) Stock Plan Administration Service Providers. The Company transfers Data to its Designated Broker and certain of its affiliated companies (“Service Provider”), an independent service provider based in the United States which is assisting the Company with the implementation, administration and management of the Plan. The Company may select a different service provider or additional service providers and share Data with such other provider serving in a similar manner. I may be asked to agree on separate terms and data processing practices with the service provider, with such agreement being a condition to the ability to participate in the Plan.

(c) International Data Transfers. The Company and Service Provider are based in the United States. My country or jurisdiction may have different data privacy laws and protections than the United States. The Company’s legal basis for the transfer of Data, where required, is my consent.

(d) Data Retention. The Company will hold and use Data only as long as is necessary to implement, administer and manage my participation in the Plan, or as required to comply with legal or regulatory obligations, including under tax, exchange control, labor and securities laws. This period may extend beyond my period of employment. When the Company or the Employer no longer need Data for any of the above purposes, they will cease processing it in this context and remove it from all of their systems used for such purposes, to the fullest extent possible.

(e) Voluntariness and Consequences of Consent, Denial or Withdrawal. Participation in the Plan is voluntary and I am providing the consent herein on a purely voluntary basis. If I do not consent, or if I later seek to revoke my consent, my salary from or employment with the Employer will not be affected; the only consequence of refusing or withdrawing my consent is that the Company would not be able to grant an option to purchase shares of Common Stock under the Plan to me or other equity awards or administer or maintain such awards.

(f) Data Subject Rights. I may have a number of rights under data privacy laws in my jurisdiction. Depending on where I am based, such rights may include the right to (i) request access to or copies of Data the Company processes, (ii) rectify incorrect Data, (iii) delete Data,

(iv) restrict the processing of Data, (v) restrict the portability of Data, (vi) lodge complaints with competent authorities in my jurisdiction, and/or

(vii) receive a list with the names and addresses of any potential recipients of Data. To receive clarification regarding these rights or to exercise these rights, I can contact my local human resources representative.

(g) Alternate Basis and Additional Consents. I understand that, to the extent permitted by applicable law, the Company may rely on a different legal basis for the collection, processing or transfer of Data in the future and/or request that I provide another data privacy consent. If applicable, upon request of the Company or the Employer, I agree to provide an executed data privacy consent form to the Company and/or the Employer (or any other agreements or consents that may be required by the Company and/or the Employer) that the Company and/or the Employer may deem necessary to obtain from me for the purpose of administering my participation in the Plan in compliance with the applicable data privacy laws, either now or in the future. I understand and agree that I will not be able to participate in the Plan if I fail to provide any such consent or agreement requested by the Company and/or the Employer.

I hereby agree to be bound by the terms of the Plan. The effectiveness of this Subscription Agreement is dependent upon my eligibility to participate in the Plan.

Employee’s ID Number:

Employee’s Address:

I UNDERSTAND THAT THIS SUBSCRIPTION AGREEMENT WILL REMAIN IN EFFECT THROUGHOUT SUCCESSIVE OFFERING PERIODS UNLESS TERMINATED BY ME.

Dated:
Signature of Employee

ADDITIONAL TERMS AND CONDITIONS FOR

PARTICIPANTS OF NON-423 COMPONENT

Capitalized terms used but not defined in these Additional Terms and Conditions for Participants of Non-423 Component shall have the meanings set forth in the Plan and/or the Subscription Agreement.

1. Responsibility for Taxes.

(a) I acknowledge that, regardless of any action taken by the Company or, if different, the Employer, the ultimate liability for all income tax, social insurance, payroll tax, fringe benefits tax, payment on account or other tax-related items related to my participation in the Plan and legally applicable to me (“Tax-Related Items”) is and remains my responsibility and may exceed the amount, if any, actually withheld by the Company or the Employer. I further acknowledge that the Company and/or the Employer (i) make no representations or undertakings regarding the treatment of any Tax-Related Items in connection with any aspect of the Plan, including, but not limited to, the grant of the option to purchase shares of Common Stock, the purchase of shares of Common Stock, the issuance or disposition of shares of Common Stock purchased under the Plan or the receipt of any dividends and (ii) do not commit to and are under no obligation to structure the terms of the option or any aspect of the Plan to reduce or eliminate my liability for Tax-Related Items or achieve any particular tax result. Further, if I am subject to Tax-Related Items in more than one jurisdiction, I acknowledge that the Company and/or the Employer (or former employer, as applicable) may be required to withhold or account for Tax-Related Items in more than one jurisdiction.

(b) Prior to any relevant taxable or tax withholding event, as applicable, I agree to make arrangements satisfactory to the Company and/or the Employer to satisfy all Tax-Related Items. In this regard, I authorize the Company and/or the Employer to satisfy any applicable withholding obligations with regard to any Tax-Related Items by one or a combination of the following: (i) withholding from my wages or other cash compensation payable to me by the Company and/or the Employer, (ii) requiring me to make a cash payment; (iii) withholding from proceeds of the sale of shares of Common Stock under the Plan, either through a voluntary sale or through a mandatory sale arranged by the Company (on my behalf pursuant to this authorization without further consent), (iv) withholding from shares of Common Stock otherwise issuable upon purchase, or (v) any other method determined by the Company and compliant with applicable law, provided, however, that if I am an officer of the Company within the meaning of Section 16 of the Exchange Act, the obligation for Tax-Related Items will be satisfied only by one or a combination of methods (i), (ii), (iii) and (v) above.

(c) The Company may withhold or account for Tax-Related Items by considering statutory withholding amounts or other withholding rates, including maximum rates applicable in my jurisdiction(s). In the event of over-withholding, I may receive a refund of any over-withheld amount in cash (with no entitlement to the equivalent in shares of Common Stock) or, if not refunded, I may be able to seek a refund from the local tax authorities. In the event of under-withholding, I may be required to pay additional Tax-Related Items directly to the applicable tax authority. If the obligation for Tax-Related Items is satisfied by withholding shares of Common Stock, for tax purposes, I will be deemed to have been issued the full number of shares of Common Stock subject to the option, notwithstanding that a number of shares of Common Stock is held back solely for the purpose of satisfying the Tax-Related Items.

(d) Finally, I agree to pay to the Company or the Employer any amount of Tax-Related Items that the Company or the Employer may be required to withhold or account for as a result of my participation in the Plan that cannot be satisfied by the means previously described. The Company may refuse to purchase or deliver the shares of Common Stock or the proceeds of the sale of shares of Common Stock if I fail to comply with my obligations in connection with the Tax-Related Items.

2. Nature of Grant. By enrolling and participating in the Plan, I acknowledge, understand and agree that:

(a) the Plan is established voluntarily by the Company and is discretionary in nature;

(b) the grant of the option to purchase shares of Common Stock is exceptional, voluntary and occasional and does not create any contractual or other right to receive future options to purchase shares of Common Stock or benefits in lieu of options to purchase shares of Common Stock, even if options to purchase shares of Common Stock have been granted in the past;

(c) all decisions with respect to future grants of options to purchase shares of Common Stock under the Plan or other grants, if any, will be at the sole discretion of the Company;

(d) the option to purchase shares of Common Stock and my participation in the Plan shall not create a right to employment or be interpreted as forming or amending an employment or service contract with the Company, the Employer or any Subsidiary or Affiliate and shall not interfere with the ability of the Employer to terminate my employment relationship (if any);

(e) I am voluntarily participating in the Plan;

(f) the option to purchase shares of Common Stock and any shares of Common Stock acquired under the Plan, and the income from and value of same, are not intended to replace any pension rights or compensation;

(g) the option to purchase shares of Common Stock and any shares of Common Stock acquired under the Plan, and the income from and value of same, are not part of normal or expected compensation or salary for any purpose, including, without limitation, calculating any severance, resignation, termination, redundancy, dismissal, end-of-service payments, holiday pay, bonuses, long-service awards, leave-related payments, pension or retirement or welfare benefits or similar mandatory payments;

(h) unless otherwise agreed with the Company, the option to purchase shares of Common Stock and the shares of Common Stock acquired under the Plan, and the income from and value of same, are not granted as consideration for, or in connection with, the service I may provide as a director of any Subsidiary or Affiliate;

(i) the future value of the underlying shares of Common Stock is unknown, indeterminable and cannot be predicted with certainty;

(j) the value of such shares of Common Stock purchased under the Plan may increase or decrease in the future, even below the Purchase Price;

(k) no claim or entitlement to compensation or damages shall arise from forfeiture of the option to purchase shares of Common Stock resulting from termination of my status as an Eligible Employee (regardless of the reason for the termination and whether or not the termination is later found to be invalid or in breach of employment laws in the jurisdiction where I am employed or the terms of my employment agreement, if any);

(l) for purposes of participation in the Plan, my status as an Eligible Employee will be considered terminated as of the date I am no longer actively providing services to the Company or any Designated Company (regardless of the reason for such termination and whether or not later found to be invalid or in breach of labor laws in the jurisdiction where I am employed or the terms of my employment agreement, if any), and will not be extended by any notice period (e.g., my period of service would not include any contractual notice period or any period of “garden leave” or similar period mandated under employment laws in the jurisdiction where I am employed or the terms of my employment agreement, if any); the Administrator shall have the exclusive discretion to determine when I am no longer actively providing services for purposes of the Plan (including whether I may still be considered to be providing services while on a leave of absence); and

(m) neither the Company, the Employer nor any other Subsidiary or Affiliate shall be liable for any foreign exchange rate fluctuation between my local currency and the United States dollar that may affect the value of the shares of Common Stock or any amounts due pursuant to the purchase of the shares of Common Stock or the subsequent sale of any shares of Common Stock purchased under the Plan.

3. No Advice Regarding Grant. The Company is not providing any tax, legal or financial advice, nor is the Company making any recommendations regarding my participation in the Plan or the purchase or sale of the shares of Common Stock. I should consult his or her own personal tax, legal and financial advisors regarding participation in the Plan before taking any action related to the Plan.

4. Governing Law. This Subscription Agreement and the option to purchase shares of Common Stock under the Plan will be governed by, and construed in accordance with, the laws of the State of Delaware.

5. Language. I acknowledge that I am proficient in the English language, or have consulted with an advisor who is sufficiently proficient in English, so as to allow me to understand the terms and conditions of this Subscription Agreement. If I have received this Subscription Agreement or any other document related to the option to purchase shares of Common Stock or the Plan translated into a language other than English and if the meaning of the translated version is different than the English version, the English version will control.

6. Electronic Delivery and Participation. The Company may, in its sole discretion, decide to deliver any documents related to current or future participation in the Plan by electronic means. I hereby consent to receive such documents by electronic delivery and agree to participate in the Plan through an online or electronic system established and maintained by the Company or a third party designated by the Company, now or in the future.

7. Severability. The provisions of this Subscription Agreement are severable, and if any one or more provisions are determined to be illegal or otherwise unenforceable, in whole or in part, the remaining provisions shall nevertheless be binding and enforceable.

8. Country-Specific Terms and Conditions. My participation in the Plan shall be subject to any additional terms and conditions set forth in the Country-Specific Terms and Conditions attached hereto for my country. Moreover, if I relocate to one of the countries included in the Country-Specific Terms and Conditions, the additional terms and conditions for such country will apply to me, to the extent the Company determines that the application of such terms and conditions is necessary or advisable for legal or administrative reasons. The Country-Specific Terms and Conditions constitute part of this Subscription Agreement.

9. Imposition of Other Requirements. The Company reserves the right to impose other requirements on my participation in the Plan and on any shares of Common Stock purchased under the Plan, to the extent the Company determines it is necessary or advisable for legal or administrative reasons, and to require me to sign any additional agreements or undertakings that may be necessary to accomplish the foregoing.

10. Waiver. I acknowledge that a waiver by the Company of breach of any provision of this Subscription Agreement shall not operate or be construed as a waiver of any other provision of this Subscription Agreement, or of any subsequent breach by me or any other Participant.

11. Insider Trading Restrictions / Market Abuse Laws. By enrolling and participating in the Plan, I acknowledge that I am bound by all the terms and conditions of the Company’s insider trading policy as may be in effect from time to time. Further, I may be subject to insider trading restrictions and/or market abuse laws in applicable jurisdictions, including, but not limited to, the United States and my country, the broker’s country, or the country in which the shares of Common Stock are listed (if different), which may affect my ability to accept, acquire, sell or otherwise dispose of shares of Common Stock or rights to shares of Common Stock (e.g., the option to purchase shares of Common Stock under the Plan) or rights linked to the value of shares of Common Stock during such times as I am considered to have “inside information” regarding the Company (as defined by the laws or regulations in applicable jurisdictions). Local insider trading laws and regulations may prohibit the cancellation or amendment of orders I placed before possessing inside information. Furthermore, I could be prohibited from (i) disclosing the information to any third party, which may include fellow employees and (ii) “tipping” third parties or causing them otherwise to buy or sell securities. Any restrictions under these laws or regulations are separate from and in addition to any restrictions that may be imposed under any applicable Company insider trading policy. I acknowledge that it is my responsibility to comply with any applicable restrictions and that I should consult my personal advisor on this matter.

12. Foreign Asset/Account, Exchange Control and Tax Requirements. I acknowledge that, depending on my country, there may be certain foreign asset and/or account reporting requirements or exchange control restrictions which may affect my ability to acquire or hold shares of Common Stock or cash received from participating in the Plan (including proceeds from the sale of shares of Common Stock and the receipt of any dividends paid on shares of Common Stock) in, to and/or from a brokerage or bank account or legal entity outside my country. I may be required to report such accounts, assets or related transactions to the tax or other authorities in my country. I also may be required to repatriate sale proceeds or other funds received as a result of participating in the Plan to my country through a designated bank or broker and/or within a certain time after receipt. I acknowledge that I am responsible for ensuring compliance with any applicable foreign asset/account, exchange control and tax reporting requirements and should consult my personal legal and tax advisors on this matter.

COUNTRY-SPECIFIC TERMS AND CONDITIONS

Capitalized terms used but not defined in these Country-Specific Terms and Conditions shall have the meanings set forth in the Plan, the Global Subscription Agreement and/or the Additional Terms and Conditions for Non-U.S. Participants.

Terms and Conditions

These Country-Specific Terms and Conditions include special terms and conditions that govern the option to purchase shares of Common Stock under the Plan if I reside and/or work in one of the countries listed below. If I am a citizen or resident of a country (or are considered as such for local law purposes) other than the one in which I am currently residing and/or working or if I relocate to another country after enrolling in the Plan, the Company will, in its discretion, determine the extent to which the terms and conditions contained herein will be applicable to me.

Notifications

These Country-Specific Terms and Conditions also include notifications relating to exchange control and other issues of which I should be aware of with respect to my participation in the Plan. The information is based on the exchange control, securities and other laws in effect in the countries listed in this country addendum, as of March 2023. Such laws are often complex and change frequently. As a result, the Company strongly recommends that I not rely on the notifications herein as the only source of information relating to the consequences of my participation in the Plan because the information may be outdated when I purchase shares of Common Stock under the Plan or when I subsequently sell shares of Common Stock purchased under the Plan.

In addition, the notifications are general in nature and may not apply to my particular situation, and the Company is not in a position to assure me of any particular result. Accordingly, I should seek appropriate professional advice as to how the relevant laws in my country may apply to my situation.

Finally, if I am a citizen or resident of a country (or I am considered as such for local law purposes) other than the one in which I am currently residing and/or working or if I relocate to another country after enrolling in the Plan, the information contained herein may not be applicable to me in the same manner.

AUSTRALIA

Notifications

Securities Law Information. If I acquire shares of Common Stock pursuant to the Plan and offer the shares of Common Stock for sale to a person or entity resident in Australia, such offer may be subject to disclosure requirements under Australian law. I should obtain legal advice regarding my disclosure obligations prior to making any such offer.

Exchange Control Information. Exchange control reporting is required for cash transactions exceeding AUD 10,000 and for international fund transfers. The Australian bank assisting with the transaction will file the report on my behalf. If there is no Australian bank involved in the transfer, I may be required to file the report.

Nature of Plan. The Plan is a plan to which Subdivision 83A-C of the Income Tax Assessment Act 1997 (Cth) (the “Act”) applies (subject to the conditions in that Act).

AUSTRIA

Notifications

Exchange Control Information. If I hold shares of Common Stock obtained under the Plan or cash (including proceeds from the sale of shares of Common Stock) outside of Austria, I may be required to submit reports to the Austrian National Bank as follows: (i) on a quarterly basis if the value of the shares of Common Stock as of any given quarter meets or exceeds €30,000; and (ii) on an annual basis if the value of the shares of Common Stock as of December 31 meets or exceeds €5,000,000. The quarterly reporting date is as of the last day of the respective quarter; the deadline for filing the quarterly report is the 15th day of the month following the end of the respective quarter. The deadline for filing the annual report is January 31 of the following year.

When the shares of Common Stock are sold, I may be required to comply with certain exchange control obligations if the cash proceeds from the sale are held outside of Austria. If the transaction volume of all of my accounts abroad meets or exceeds €10,000,000, the movements and balances of all accounts must be reported monthly, as of the last day of the month, on or before the 15th day of the following month.

BELARUS

Notifications

Exchange Control Information. If I remit funds out of Belarus in connection with the purchase of shares of Common Stock, I may be required obtain a permit from the National Bank. Further, I may be subject to foreign humanitarian aid regulations which are subject to change. I should consult with my personal legal advisor regarding any exchange control or foreign humanitarian aid obligations that I may have prior to acquiring shares of Common Stock or receiving proceeds from the sale of shares of Common Stock acquired under the Plan. I am responsible for ensuring compliance with all exchange control and foreign humanitarian aid laws in Belarus.

CANADA

Terms and Conditions

Acknowledgment of Conditions. The following provision supplements Section 2(l) of the Additional Terms and Conditions for Participants of Non-423

Component of the Subscription Agreement:

Except as may otherwise be explicitly provided in the Plan or the Subscription Agreement, my right to purchase shares of Common Stock will terminate and the period remaining to exercise the right to purchase shares of Common Stock will be measured effective as of the date that is the earlier of: (1) the date my employment is terminated, no matter how the termination arises; and (2) the date I receive notice of termination of employment from the Employer. In either case, the date shall exclude any period during which notice, pay in lieu of notice or related payments or damages are provided or required to be provided under local law. For greater certainty, I will not earn or be entitled to any pro-rated vesting for that portion of time before the date on which my right to exercise terminates, nor will I be entitled to any compensation for the lost ability to participate in the Plan. Notwithstanding the foregoing, if applicable employment standards legislation explicitly requires continued vesting during a statutory notice period, my right to participate in the Plan, if any, will terminate effective as of the last day of the minimum statutory notice period, but I will not earn or be entitled to pro-rated right to purchase shares of Common Stock if the Exercise Date falls after the end of my statutory notice period, nor will I be entitled to any compensation for the lost ability to participate in the Plan.

The following provisions apply if the Participant is a resident of Quebec:

Language Consent

The parties acknowledge that it is their express wish that the Subscription Agreement, as well as all documents, notices and legal proceedings entered into, given or instituted pursuant hereto or relating directly or indirectly hereto, be drawn up in English.

Les parties reconnaissent qu’elles souhaitent expressément que le contrat d’abonnement, ainsi que tous les documents, avis et procédures judiciaires engagés, donnés ou intentés en vertu des présentes ou s’y rapportant directement ou indirectement, soient rédigés en anglais.

Notifications

Securities Law Information. I am permitted to sell shares acquired through the Plan through the designated broker appointed under the Plan, if any, provided the resale of shares acquired under the Plan takes place outside of Canada through the facilities of a stock exchange on which the shares are listed.

Foreign Asset/Account Reporting Information. Foreign specified property (including shares of Common Stock) held by Canadian residents must be reported annually on Form T1135 (Foreign Income Verification Statement) if the total cost of such foreign specified property exceeds C$100,000 at any time during the year. Foreign specified property includes shares of Common Stock acquired under the Plan and may include the right to purchase shares of Common Stock under Plan. The right to purchase shares of Common Stock must be reported if the $100,000 cost threshold is exceeded because of other foreign property I hold. If shares are acquired, their cost generally is the adjusted cost base (“ACB”) of the shares of Common Stock. The ACB would normally equal the Fair Market Value of the shares of Common Stock at exercise, but if I own other shares, this ACB may have to be averaged with the ACB of the other shares owned by me. If due, the Form must be filed by April 30 of the following year. I should speak with a personal tax advisor to determine the scope of foreign property that must be considered for purposes of this requirement.

FRANCE

Terms and Conditions

Language Consent. By completing the enrollment process and accepting the Subscription Agreement, I confirm that I have read and understood the documents relating to the option grant (the Plan, the Subscription Agreement and these Country Specific Terms and Conditions) which were provided to me in the English language. I accept the terms of these documents accordingly.

Consentement Relatif à la Langue Utilisée. En complétant le processus d’inscription et en acceptant le contrat d’abonnement, je confirme avoir lu et compris les documents relatifs aux droits d’achat (le plan, le contrat d’abonnement et les présentes conditions générales spécifiques au pays) qui m’ont été fournis en anglais. J’accepte les termes de ces documents en conséquence.

Payroll Deductions/Contributions and Purchase of Shares. The following provision shall supplement Section 2 of the Subscription Agreement:

I hereby expressly authorize payroll deductions from each paycheck in the amount of the percentage of my Compensation that I designate on each payday (from 1 to 15%) during the Offering Period in accordance with the Plan. (Please note that no fractional percentages are permitted.)

Retenues sur la paie / Cotisations et Achat D’actions. La disposition suivante remplace le premier paragraphe de la section 2 du contrat d’abonnement:

Par la présente, j’autorise expressément les retenues sur la paie sur chaque chèque de paie à hauteur du pourcentage de ma rémunération que je désigne pour chaque jour de paie (de 1 à 15%) pendant la période d’offre conformément au régime. (Veuillez noter qu’aucun pourcentage fractionnaire n’est autorisé.)

Conversion of Payroll Deductions. The following provision shall replace the last sentence of Section 3 of the Subscription Agreement:

I understand that if my payroll deductions under the Plan are made in any currency other than U.S. dollars, such payroll deductions will be converted to U.S. dollars on or prior to the Exercise Date using a prevailing exchange rate in effect at the time such conversion is performed, as determined by the Administrator. I understand and agree that the Company (nor any Designated Company) will be liable for any foreign exchange rate fluctuation between my local currency and the U.S. dollar that may affect the amount of my payroll deductions, the value of the options granted to me under the Plan or the value of any amounts due to me under the Plan, including the amount of proceeds due to me upon the sale of any shares of Common Stock acquired under the Plan.

Conversion des Prélèvements sur Salaires. La disposition suivante remplace la dernière phrase de la section 3 du contrat d’abonnement:

Je comprends que si mes retenues salariales dans le cadre du régime sont effectuées dans une devise autre que le dollar américain, ces retenues salariales seront converties en dollars américains au plus tard à la date d’exercice en utilisant un taux de change en vigueur au moment où cette conversion est effectuée, comme déterminé par le Administrator. Je comprends et j’accepte que la Société (ni aucune société désignée) sera responsable de toute fluctuation du taux de change entre ma devise locale et le dollar américain qui pourrait affecter le montant de mes retenues sur la paie, la valeur des droits d’achat qui m’ont été accordés en vertu de le régime ou la valeur de tout montant qui m’est dû en vertu du régime, y compris le montant du produit qui m’est dû à la vente de toute action ordinaire acquise en vertu du régime.

GERMANY

Notifications

Exchange Control Information. Cross-border payments in excess of €12,500 must be reported monthly to the German Federal Bank. No report is required for payments less than €12,500. In case of payments in connection with securities (including proceeds realized upon the sale of shares), the report must be made by the 5th day of the month following the month in which the payment was received and the report must be filed electronically. The form of report (“Allgemeine Meldeportal Statistik”) can be accessed via the Bundesbank’s website (www.bundesbank.de) and is available in both German and English. I am responsible for satisfying the reporting obligation.

Foreign Asset/Account Reporting Information. If my acquisition of shares of Common Stock leads to a so-called qualified participation at any point during the calendar year, I will need to report the acquisition when I file a tax return for the relevant year. A qualified participation occurs only if (i) I own 1% or more of the Company and the value of the shares exceeds €150,000 or (ii) I hold shares exceeding 10% of the Company’s total Common Stock.

INDIA

Notifications

Exchange Control Notification. I am required to repatriate to India, or cause to be repatriated, any proceeds from the sale of shares of Common Stock acquired under the Plan and any dividends received in relation to the shares of Common Stock within such time as prescribed under applicable Indian exchange control laws, as may be amended from time to time. I should obtain a foreign inward remittance certificate (“FIRC”) or other similar form from the bank where I deposit the funds and maintain the FIRC or other form as evidence of the repatriation of funds in the event the Reserve Bank of India or my Employer requests proof of repatriation. I should consult with my personal legal advisor to ensure compliance with the applicable requirements.

Foreign Asset/Account Reporting Notification. I am required to declare any foreign bank accounts and any foreign financial assets (including shares of Common Stock held outside India) in my annual income tax return. I should consult my personal legal advisor to ensure compliance with the applicable requirements.

ISRAEL

Terms and Conditions

Immediate Sale Restriction. Notwithstanding anything to the contrary in the Plan, I agree that any shares of Common Stock purchased on my behalf under the Plan may be immediately sold upon exercise of the option. I further agree that the Company is authorized to instruct its designated broker to assist with the mandatory sale of the shares of Common Stock (on my behalf pursuant to this authorization) and I expressly authorize such broker to complete the sale of such shares. I acknowledge that the Company’s designated broker is under no obligation to arrange for the sale of the shares of Common Stock at any particular price. Upon the sale of the shares of Common Stock, the Company agrees to pay the cash proceeds from the sale, less any brokerage fees or commissions, to me provided any liability for Tax-Related Items resulting from the exercise of the option has been satisfied. Due to fluctuations in the share price and/or the U.S. dollar exchange rate between the Exercise Date and (if later) the date on which the shares are sold, the sale proceeds may be more or less than the market value of the shares on the Exercise Date (which is the amount relevant to determining my tax liability). I understand and agree that the Company is not responsible for the amount of any loss I may incur and that the Company assumes no liability for any fluctuations in the share price and/or U.S. dollar exchange rate.

Notifications

Securities Law Information. The offer of the option to purchase shares of Common Stock described in the Subscription Agreement does not constitute a public offering under the Securities Law, 1968.

ITALY

Terms and Conditions

Plan Document Acknowledgment. In participating in the Plan, I acknowledge that I have received a copy of the Plan and the Subscription Agreement and have reviewed the Plan and the Subscription Agreement, including these Country Specific Terms and Conditions, in their entirety and fully understand and accept all provisions of the Plan and the Subscription Agreement, including these Country Specific Terms and Conditions.

I acknowledge that I have read and specifically and expressly approves the following sections of the Additional Terms and Conditions for Participants of Non-423 Component: Section 1 on Responsibility of Taxes; Section 2 on Nature of Grant; Section 4 on Data Privacy; Section 5 on Governing Law; and these of the Country Specific Terms and Conditions.

Notifications

Foreign Asset/Account Reporting Information. Italian residents who, at any time during the fiscal year, hold foreign financial assets (including cash and shares) which may generate income taxable in Italy are required to report these assets on their annual tax returns (UNICO Form, RW Schedule) for the year during which the assets are held, or on a special form if no tax return is due. These reporting obligations will also apply to Italian residents who are the beneficial owners of foreign financial assets under Italian money laundering provisions.

Foreign Asset Tax Information. The value of financial assets held outside of Italy (including shares of Common Stock) by Italian residents is subject to a foreign asset tax. The taxable amount will be the fair market value of the financial assets (e.g., shares acquired under the Plan) assessed at the end of the calendar year.

JAPAN

Notifications

Exchange Control Information. If I acquire shares of Common Stock valued at more than ¥100,000,000 in a single transaction, I must file a Securities Acquisition Report with the Ministry of Finance through the Bank of Japan within 20 days of the acquisition of the shares.

In addition, if I pay more than ¥30,000,000 in a single transaction for the purchase of shares when I exercise the right to purchase shares of Common Stock, I must file a Payment Report with the Ministry of Finance through the Bank of Japan by the 20th day of the month following the month in which the payment was made. The precise reporting requirements vary depending on whether or not the relevant payment is made through a bank in Japan.

A Payment Report is required independently from a Securities Acquisition Report. Therefore, if the total amount that I pay upon a one-time transaction for exercising this option and purchasing shares of Common Stock exceeds ¥100,000,000, then I must file both a Payment Report and a Securities Acquisition Report.

Foreign Asset/Account Reporting Information. Japanese residents will be required to report to the Tax Office details of any assets (including any shares acquired under the Plan) held outside of Japan as of December 31st of each year, to the extent such assets have a total net fair market value exceeding ¥50 million. Such report will be due by March 15th of the following year. I should consult with my personal tax advisor as to whether the reporting obligation applies me and whether I will be required to report details of any outstanding rights to purchase shares of Common Stock or shares held by me in the report.

LUXEMBURG

Notifications

Exchange Control Information. I must report any outward and inward remittance of funds to the Banque Centrale de Luxembourg and/or the Service Central de La Statistique et des Études Économiques within fifteen working days following the month during which the transaction occurred. If a Luxembourg financial institution is involved in the transaction, it will generally fulfill the reporting obligation on my behalf; otherwise I will have to report the transaction myself.

NORWAY

There are no country-specific provisions.

SAUDI ARABIA

Notifications

Securities Law Information. The Subscription Agreement and related Plan documents may not be distributed in the Kingdom of Saudi Arabia except to such persons as are permitted under the Rules on the Offers of Securities and Continuing Obligations issued by the Capital Market Authority (“CMA”). The CMA does not make any representation as to the accuracy or completeness of the Subscription Agreement, and expressly disclaims any liability whatsoever for any loss arising from, or incurred in reliance upon, any part of the Subscription Agreement. I should conduct my own due diligence on the accuracy of the information relating to the shares. If I do not understand the contents of the Subscription Agreement, I should consult an authorized financial adviser.

SINGAPORE

Notifications

Securities Law Information. This offer to participate in the Plan is being granted pursuant to the “Qualifying Person” exemption under section 273(1)(f) of the SFA under which it is exempt from the prospectus and registration requirements and is not made with a view to the underlying shares of Common Stock being subsequently offered for sale to any other party. The Plan has not been and will not be lodged or registered as a prospectus with the Monetary Authority of Singapore. Further, the option to purchase shares of Common Stock granted under the Plan are subject to section 257 of the SFA and I am not permitted to sell, or offer to sell, any shares of Common Stock in Singapore unless such sale or offer is made after six months from the beginning of the respective Offering Period or pursuant to the exemptions under Part XIII Division (1) Subdivision (4) (other than section 280) of the SFA.

To the extent I sell, offer to sell or otherwise dispose of shares of Common Stock acquired through the Plan within six months of the beginning of the Offering Period, I am permitted to dispose of such shares of Common Stock through the designated broker appointed under the Plan, if any, provided the resale of shares of Common Stock acquired under the Plan takes place outside Singapore through the facilities of a stock exchange on which the shares of Common Stock are listed.

Director Notification Obligation. The directors, associate directors or shadow directors of a Singapore Parent, Subsidiary or Affiliate are subject to certain notification requirements under the Singapore Companies Act, regardless of whether such individuals are resident or employed in Singapore. Among these requirements is an obligation to notify such entity in writing within two business days of any of the following events: (i) the acquisition or disposal of an interest (e.g., offers under the Plan or shares of Common Stock) in the Company or any Parent, Subsidiary or Affiliate, (ii) any change in previously-disclosed interests (e.g., upon exercise of option to purchase shares of Common Stock granted under the Plan), or (iii) becoming a director, associate director or shadow director of a Parent, Subsidiary or Affiliate in Singapore, if the individual holds such an interest at that time.

SPAIN

Terms and Conditions

Nature of Grant. The following provision supplements Section 2 of the Additional Terms and Conditions for Participants of Non-423 Component:

By accepting the offer to participate in the Plan, I consent to participation in the Plan and acknowledge that I have received a copy of the Plan. I understand that the Company has unilaterally, gratuitously, and discretionarily decided to offer the Plan to individuals who may be employees of the Company or of its Parents, Subsidiaries or Affiliates throughout the world. The decision is a temporary decision that is entered into upon the express assumption and condition that any grant of a right to purchase shares of Common Stock will not economically or otherwise bind the Company or any of its Parents, Subsidiaries or Affiliates presently or in the future, other than as expressly set forth in the Subscription Agreement, including the Additional Terms and Conditions for Participants of Non-423 Component to the Subscription Agreement and these Country Specific Terms and Conditions. Consequently, I understand that offer under the Plan is made on the assumption and condition that it shall not become a part of any employment contract (either with the Company or any of its Parents, Subsidiaries or Affiliates) and shall not be considered a mandatory benefit, salary for any purpose (including severance compensation), or any other right whatsoever. Further, I understand and freely accept that the Company does not guarantee that any benefit whatsoever shall arise from the right to purchase shares of Common Stock, which is gratuitous and discretionary, since the future value of the shares of Common Stock is unknown and unpredictable. Finally, I understand that the Company would not be making this grant of options but for the assumptions and conditions referred to above; thus, I expressly acknowledge and freely accept that should any or all of the assumptions be mistaken or should any of the conditions not be met for any reason, then the offer under the Plan shall be null and void and the Plan shall not have any effect whatsoever.

I understand and agree that, as a condition of my participation in the Plan, the termination of my employment for any reason will automatically result in the cancellation of any options granted to me under the Plan. In particular, I understand and agree that, unless otherwise expressly provided for by the Administrator, I will not be permitted to continue to participate in the Plan or to purchase shares of Common Stock under the Plan if I terminate employment by reason of, including, but not limited to: resignation, retirement, disciplinary dismissal adjudged to be with cause, disciplinary dismissal adjudged or recognized to be without cause, individual or collective layoff on objective grounds, whether adjudged to be with cause or adjudged or recognized to be without cause, material modification of the terms of employment under Article 41 of the Workers’ Statute, relocation under Article 40 of the Workers’ Statute, Article 50 of the Workers’ Statute, unilateral withdrawal by the Employer, and under Article 10.3 of Royal Decree 1382/1985.

Notifications

Securities Law Information. The right to purchase shares of Common Stock described in the Subscription Agreement, including the Additional Terms and Conditions for Participants of Non-423 Component to the Subscription Agreement and these Country Specific Terms and Conditions do not qualify under Spanish regulations as securities. No “offer of securities to the public”, as defined under Spanish law, has taken place or will take place in the Spanish territory. The Subscription Agreement (including the Additional Terms and Conditions for Participants of Non-423 Component to the Subscription Agreement and these Country Specific Terms and Conditions) has not been nor will it be registered with the Comisión Nacional del Mercado de Valores, and does not constitute a public offering prospectus.

Foreign Asset/Account Reporting Information. I may be subject to certain tax reporting requirements with respect to assets or rights that I hold outside Spain, including bank accounts, securities and real estate if the aggregate value for particular category of assets exceeds €50,000 as of December 31 each year. Shares of Common Stock acquired under the Plan or other equity programs offered by the Company constitute securities for purposes of this requirement, but unvested awards (e.g., options, etc.) are not subject to this reporting requirement. If applicable, I must report your foreign assets on Form 720 by no later than March 31 following the end of the relevant year. After the rights and/or assets are initially reported, the reporting obligation will only apply if the value of previously-reported rights or assets increases by more than €20,000 as of each subsequent December 31. I understand that I should consult with my personal advisor to determine any obligations in this respect.

Exchange Control Information. I must declare the acquisition and sale of shares of Common Stock to the Dirección General de Comercio e Inversiones (“DGCI”) for statistical purposes. I also must declare the ownership of any shares of Common Stock with the DGCI each January while the shares of Common Stock are owned, unless the amount of shares of Common Stock acquired or sold exceeds the applicable threshold (currently €1,502,530), in which case the filing is due within one (1) month of the purchase or the sale, as applicable.

When receiving foreign currency payments derived from the ownership of shares of Common Stock (e.g., dividends or sale proceeds) in excess of €50,000, I must inform the financial institution receiving the payment of the basis upon which such payment is made. I will need to provide the following information: (i) my name, address, and fiscal identification number; (ii) the name and corporate domicile of the Company; (iii) the amount of the payment and the currency used; (iv) the country of origin; (v) the reasons for the payment; and (vi) further information that may be required.

SWEDEN

Terms and Conditions

Responsibility for Taxes. The following provision supplements Section 1 of the Additional Terms and Conditions for Participants of Non-423

Component to the Subscription Agreement:

Without limiting the Company’s and the Employer’s authority to satisfy their withholding obligations for Tax-Related Items as set forth in Section 3 of the Additional Terms and Conditions for Participants of Non-423 Component to the Subscription Agreement, by enrolling in the Plan, I authorize the Company and/or the Employer to withhold shares of Common Stock or any amount otherwise deliverable to me upon exercise of the option to satisfy Tax-Related Items, regardless of whether the Company and/or the Employer have an obligation to withhold such Tax-Related Items.

TURKEY

Notifications

Securities Law Information. The Plan is made available only to employees of the Company and its Subsidiaries and Affiliates, and the offer of participation in the Plan is a private offering as to employees in Turkey. The grant of options and the issuance of shares of Common Stock under the Plan takes place outside Turkey. I am not permitted to sell shares of Common Stock acquired under the Plan in Turkey.

Exchange Control Notification. Turkish residents are permitted to purchase and sell securities or derivatives traded on exchanges abroad only through a financial intermediary licensed in Turkey. Therefore, I understand that I may be required to appoint a Turkish broker to assist with the purchase and the sale of the shares of Common Stock purchased under the Plan. I understand that I should consult with personal legal advisor before purchasing shares of Common Stock and/or selling any shares of Common Stock purchased under the Plan to confirm the applicability of this requirement.

UNITED KINGDOM

Terms and Conditions

Tax Obligations. The following provision supplements Section 1 of the Additional Terms and Conditions for Participants of Non-423 Component to the

Subscription Agreement:

Without limitation to Section 1 of the Additional Terms and Conditions for Participants of Non-423 Component to the Subscription Agreement, I agree that I am liable for all Tax-Related Items and hereby covenant to pay all such Tax-Related Items as and when requested by the Company or the Employer or by Her Majesty’s Revenue and Customs (“HMRC”) (or any other tax authority or any other relevant authority). I also agree to indemnify and keep indemnified the Company and the Employer against any Tax-Related Items that they are required to pay or withhold on my behalf or have paid or will pay to HMRC (or any other tax authority or any other relevant authority).

Notwithstanding the foregoing, if I am a director or an executive officer of the Company (as within the meaning of such terms for purposes of Section 13(k) of the 1934 Act), I understand that I may not be able to indemnify the Company or the Employer for the amount of any income tax not collected from or paid by me within ninety (90) days of the end of the U.K. tax year in which the event giving rise to the Tax-Related Items occurs as it may be considered to be a loan. Therefore, the amount of any uncollected income tax may constitute an additional benefit to me on which additional income tax and National Insurance Contributions (“NICs”) may be payable. I will be responsible for reporting and paying any income tax due on this additional benefit directly to HMRC under the self-assessment regime and for reimbursing the Company and/or the Employer for the value of any employee NICs due on this additional benefit, which the Company and/or the Employer may recover at any time thereafter by any of the means referred to in the Section 1 of the Additional Terms and Conditions for Participants of Non-423 Component to the Subscription Agreement.

EXHIBIT B

PROSOMNUS, INC.

2023 EMPLOYEE STOCK PURCHASE PLAN

NOTICE OF WITHDRAWAL

Unless otherwise defined herein, the terms defined in the 2023 Employee Stock Purchase Plan (the “Plan”) shall have the same defined meanings in this Notice of Withdrawal.

The undersigned Participant in the Offering Period of the ProSomnus, Inc. 2023 Employee Stock Purchase Plan that began on ____________, ______ (the “Enrollment Date”) hereby notifies the Company that he or she hereby withdraws from the Offering Period. He or she hereby directs the Company to pay to the undersigned as promptly as practicable all the payroll deductions credited to his or her account with respect to such Offering Period. The undersigned understands and agrees that his or her option for such Offering Period will be terminated automatically. The undersigned understands further that no further payroll deductions will be made for the purchase of shares in the current Offering Period and the undersigned will be eligible to participate in succeeding Offering Periods only by delivering to the Company a new Subscription Agreement.

Name and Address of Participant:

Signature:

Date: